UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2022
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on August 3, 2022, Joshua Bixby’s service as the Company’s President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Fastly, Inc. (the “Company”) terminated, effective as of September 1, 2022, at which time Todd Nightingale began serving as the Company’s President and Chief Executive Officer and a member of the Board. Mr. Bixby will continue to serve as an advisor to the Company’s President and Chief Executive Officer through June 1, 2023 (which may be extended by the Company until September 1, 2023), which date will become his employment termination date (the “Separation Date”). During this time (the “Transition Period”), Mr. Bixby will receive the same compensation that he currently is receiving, and previously granted equity awards will continue to vest in accordance with their terms.

On September 6, 2022, the Company entered into an agreement (the “Transition and Separation Agreement”) with Mr. Bixby which provides for Mr. Bixby’s transition as described above as well as severance benefits that are generally consistent with the terms of the Company’s Executive Change in Control and Severance Benefit Plan (the “Severance Plan”) and Mr. Bixby’s employment agreement dated February 19, 2020. The Transition and Separation Agreement provides for a customary release of claims by Mr. Bixby (the “Release”) and reaffirmation of his obligations under an employee confidential information and invention assignment agreement.

On the first regular payday no earlier than one week after the Release Effective Date (as defined in the Release), Mr. Bixby will be entitled to (i) a lump sum severance amount equal to eighteen months of his base salary in effect as of the Separation Date and (ii) a target bonus severance, which is equal to 0.75 times Mr. Bixby’s target annual bonus for fiscal year 2022, less withholdings and deductions and further reduced by any annual bonus for fiscal year 2022 that Mr. Bixby is paid prior to the effective date of the Release. On the thirtieth day following the Separation Date, Mr. Bixby will be entitled to (i) an additional lump sum payment equal to $40,000, less withholdings and deductions, to cover Mr. Bixby’s health insurance expenses and other health- related costs. As of the Separation Date, Mr. Bixby will be entitled to (i) accelerated vesting of all outstanding equity awards and performance awards (on a pro-rated basis and based on actual level of achievement of the applicable performance award as of the Separation Date) that would have vested if he had remained an employee for an additional 12 months after the Separation Date and (ii) extension of the post-termination exercise period of Mr. Bixby’s vested stock options outstanding on the Separation Date until earliest to occur of (a) the expiration date indicated in the applicable option’s grant notice, (b) the day before the tenth anniversary of the option’s grant date, and (c) in certain circumstances, upon the effective date of a corporate transaction, as set forth in the applicable equity incentive plan pursuant to which the option was granted.

If the Company terminates Mr. Bixby’s employment for “cause” or Mr. Bixby resigns without “good reason”, each as defined in the Severance Plan, prior to the completion of the Transition Period, Mr. Bixby will not be entitled to any of the severance benefits described above and will immediately forfeit all outstanding and unvested equity awards.

A copy of the Transition and Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Transition and Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition and Separation Agreement.

Item 9.01                   Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Exhibit Description

10.1+	Transition and Separation Agreement, dated September 6, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL document)
+ Indicates management contract or compensatory plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	September 6, 2022	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer